Exhibit 99.22

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL MANAGEMENT PROVIDES UPDATE ON SHORT TERM TRADING INVESTIGATION

New York, NY, November 6, 2003 — As previously announced, Alliance Capital Management L.P. (“Alliance Capital”) is cooperating with the Securities and Exchange Commission (“SEC”) and the Office of the New York State Attorney General (“NYAG”) in connection with their ongoing investigations of short-term trading in mutual fund shares.  Alliance Capital has also been conducting its own investigation into these matters and has formed a committee of independent directors to direct that investigation and to recommend appropriate remedial action.  That investigation had identified a number of market timing relationships, information about which had already been shared with both the SEC and the NYAG.  As previously reported, that investigation caused the firm to suspend two employees who the firm concluded engaged in inappropriate conduct with regard to market timing transactions.  Alliance Capital believes that some of these market timing transactions had an adverse effect on mutual fund shareholders.  In addition, the investigation has raised supervisory issues, which the firm is pursuing vigorously. Alliance Capital’s investigation is ongoing and it will take any actions warranted.

Alliance Capital also confirmed recent press reports that on Friday, October 31, it received a Wells notice from the SEC informing it that the Staff of the SEC intended to recommend that an enforcement action be brought against the firm based on market timing transactions.  Under the Wells procedure, Alliance Capital has an opportunity to respond and to present its views and suggestions.  Alliance Capital intends to take advantage of this opportunity.  Alliance Capital is hopeful that its response will lead to the satisfactory resolution of these matters not just with the SEC but also with the NYAG, although there can be no assurance that such resolution will be reached. Such resolution would be likely to include, but not be limited to, sanctions and penalties and appropriate restitution to mutual fund shareholders.

Alliance Capital is committed to take all prudent steps both on its own and as part of an industry-wide effort to remedy the issues that stem from short-term trading of mutual fund shares.  The firm remains hopeful that by working in concert with the regulatory authorities it will find the means to resolve these issues in a manner that ensures that all mutual fund shareholders receive the fair and equitable treatment that they deserve.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  Through its Sanford C. Bernstein & Co., LLC subsidiary, Alliance provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At September 30, 2003, Alliance Holding owned approximately 30.9% of the Alliance Capital Units. AXA Financial was the beneficial owner of approximately 55.1% of the outstanding Alliance Capital Units at September 30, 2003 (including those held indirectly through its ownership of 1.9% of the outstanding Alliance Holding Units), which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 55.6% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

FORWARD-LOOKING STATEMENTS

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

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